SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 4, 2001
(Date of earliest event reported)

ORGANIC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-29405	94-3258989
(State or other jurisdiction	(Commission	(I.R.S. employer
of incorporation)	file number)	identification no.)

601 Townsend Street, San Francisco, CA (Address of principal executive offices)	94103 (Zip Code)

Registrant’s telephone number, including area code (415) 581-5300

Item 5. Other Events.
SIGNATURES
Current Report on Form 8-K

Item 5. Other Events.

Cancellation of Special Meeting to Consider Reverse Stock Split

In order to maintain the Nasdaq National Market listing of the shares of common stock of Organic, Inc. (the “Company”), on August 22, 2001, the Company’s Board of Directors approved a reverse split of the Company’s common stock and recommended approval of the action by the Company’s stockholders at a special meeting of stockholders called for that purpose and to be held October 19, 2001. On September 21, 2001, the Company filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission regarding the special meeting of stockholders.

By letter to the Company dated October 2, 2001, the Nasdaq Listing Qualifications Panel informed the Company that, in light of the Nasdaq’s September 27, 2001 moratorium on the minimum bid price and market value of public float requirements for continued listing on the Nasdaq Stock Market until January 2, 2002, the Nasdaq Listing Qualifications Panel had determined to continue the listing of the Company’s securities on the Nasdaq National Market.

The letter from the Nasdaq further explained that, when the Nasdaq moratorium ends on January 2, 2002, the Company would be non-compliant with the Nasdaq listing requirements if it fails to satisfy the applicable standard for 30 consecutive trading days following January 1, 2002. If, after a 30-day period, the Company failed to meet the closing bid price or market float criteria, then the Nasdaq could impose another 90-day period after which delisting proceedings could be reinstituted.

Based on the foregoing information, on October 4, 2001 the Company’s Board of Directors withdrew its approval of the reverse split of the Company’s common stock and its recommendation that the Company’s stockholders approve the matter at a special meeting. As a result, the Company has canceled the special meeting of stockholders previously scheduled for October 19, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ORGANIC, INC

By:	/s/ MARK KINGDON
Mark Kingdon Chief Executive Officer

Date: October 5, 2001